              Exhibit 99.1

NEWS BULLETIN	RE: NOBLE ROMAN'S, INC.
1 Virginia Avenue, Suite 300
Indianapolis, IN  46204
FOR ADDITIONAL INFORMATION, CONTACT:
For Media Information: Scott Mobley, President & CEO  317/634-3377
For Investor Relations: Paul Mobley, Executive Chairman 317/634-3377
or Brett Maas, Hayden IR, 646/536-7331or brett@haydenir.com

Noble Roman’s Announces the Addition of Schuster Tanger of Red Alder
to the Board of Directors

(Indianapolis, Indiana) – April 9, 2015 -- Noble Roman’s, Inc. (OTCQB: NROM), the Indianapolis based franchisor and licensor of Noble Roman’sPizza and Tuscano’s Italian Style Subs, today announced it has increased the size of its board of directors to five and filled that vacancy with Schuster Tanger.  Mr. Tanger was appointed as a Class I Director, whose term will expire at the 2017 Annual Meeting of the Shareholders.

Mr. Tanger has been a Co-Managing Member of Red Alder Master Fund, L.P. since September 2012. He previously served in investment analyst roles at Third Point and Goldman Sachs.  Mr. Tanger holds a BSE degree, magna cum laude, from Princeton University in Operations Research and Financial Engineering.

“We are excited to have someone of Mr. Tanger’s stature, financial ability and retail knowledge joining our board of directors,” said Mr. Scott Mobley, President and CEO of Noble Romans, Inc.  Mr. Mobley further stated, “Mr. Tanger’s extensive knowledge and experience in retail, as well as capital markets, should prove to be a tremendous asset to the company, especially as it expands its take-n-bake pizza program in grocery stores.”

When asked about his appointment to the board of directors of Noble Roman’s, Mr. Tanger said, “I am pleased to join the Noble Roman’s board of directors.  Noble Roman’s is well poised for significant long-term success with its notable strong product, healthy balance sheet, strong executive team, and viable channels of growth.  I look forward to collaborating with my fellow directors and Noble Roman’s management team to continue to create value for all stockholders.”

The statements contained in this press release concerning the company's future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company's management.  The company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company’s operations and business environment, including, but not limited to, competitive factors and pricing pressures, non-renewal of franchise agreements, shifts in market demand, the success of new franchise programs with limited operating history including the stand-alone take-n-bake locations, general economic conditions, changes in purchases of or demand for the company's products, licenses or franchises, the success or failure of individual franchisees and licensees, changes in prices or supplies of food ingredients and labor, and dependence on continued involvement of current management.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated, expected or intended.  The company undertakes no obligations to update the information in this press release for subsequent events.

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